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As filed with the Securities and Exchange Commission on June 29, 2015.

Registration No. 333-204384

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
FORM S-1
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ConforMIS, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code No.)	56-2463152 (I.R.S. Employer Identification No.)

28 Crosby Drive
Bedford, MA 01730
(781) 345-9001
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Philipp Lang, M.D.
President and Chief Executive Officer
28 Crosby Drive
Bedford, MA 01730
(781) 345-9001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David Cerveny, Esq. Chief Legal Officer & General Counsel ConforMIS, Inc. 28 Crosby Drive Bedford, MA 01730 (781) 345-9001
Richard A. Hoffman, Esq. Joshua D. Fox, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, MA 02109 (617) 526-6000	Peter N. Townshend, Esq. Perkins Coie LLP 11988 El Camino Real, Suite 350 San Diego, CA 92130 (858) 720-5737	Richard D. Truesdell, Jr., Esq. Sophia Hudson, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), please check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)

Common Stock, $0.00001 par value per share	10,350,000	$16.00	$165,600,000	$19,243

(1)
Includes 1,350,000 shares of common stock the underwriters have the option to purchase.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3)
Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.

(4)
A registration fee of $20,045 was previously paid in connection with the Registration Statement.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 4 to the Registration Statement on Form S-1 is being filed solely for the purpose of filing a new Exhibit 10.1. This Amendment does not contain a copy of the preliminary prospectus included in the Registration Statement, nor is it intended to amend or delete any part of the preliminary prospectus.

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table indicates the expenses to be incurred in connection with this offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee and the FINRA filing fee.

Amount
Securities and Exchange Commission registration fee	$19,243
FINRA filing fee	20,750
NASDAQ Global Market listing fee	150,000
Accountants' fees and expenses	320,000
Legal fees and expenses	3,500,000
Transfer agent's fees and expenses	3,500
Printing and engraving expenses	200,500
Miscellaneous	86,007

Total Expenses	$4,300,000

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Upon the completion of this offering, our restated certificate of incorporation will provide that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

        Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Upon the completion of this offering, our restated certificate of incorporation will provide that we will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ConforMIS, Inc., or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. Upon the completion of this offering, our restated certificate of incorporation will provide that expenses must be advanced to these indemnitees under certain circumstances.

        The indemnification provisions contained in our restated certificate of incorporation that will be effective as of the closing date of this offering are not exclusive. In addition, we have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

        In addition, we maintain standard policies of insurance under which coverage is provided to our directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law. In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

        Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by us within the past three years that were not registered under the Securities Act. Included is the consideration, if any, we received for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)
Issuance of capital stock

        From June 2011 through August 2014, we sold an aggregate of 14,633,509 shares of our Series E-1 preferred stock in a private placement to certain of our existing holders of preferred stock and additional accredited investors at a purchase price of $8.00 per share for an aggregate purchase price of $117.1 million. The sale of Series E-1 preferred stock was structured in multiple tranches and with multiple closing dates.

        From October 2011 through July 2013, we sold an aggregate of 9,586,237 shares of our Series E-2 preferred stock in a private placement to certain of our existing holders of preferred stock and additional accredited investors at a purchase price of $8.00 per share for an aggregate purchase price of $76.7 million. The sale of Series E-2 preferred stock was structured in multiple tranches and with multiple closing dates.

        On December 2012, we issued an aggregate of 672,952 shares of our Series E-2 preferred stock, 687,134 shares of our Series D preferred stock and 261,765 shares of our common stock upon the conversion of a convertible promissory note in the original aggregate principal amount of $10.0 million and approximately $2.5 million in accrued interest.

        On May 4, 2015, we issued an aggregate of 9,374 shares of our Series D preferred stock to a non-U.S. person (as that term is defined in Regulation S of the Securities Act) in connection with the exercise of a warrant held by such person at a purchase price per share of $6.00 for an aggregate purchase price of $56,244.

        No underwriters were involved in the foregoing issuances and sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(a)(2) under the Securities Act and Regulation D or Regulation S promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of preferred stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b)
Stock option grants and issuances

        Between January 1, 2012 and May 31, 2015, we granted options to purchase an aggregate of 3,281,754 shares of common stock, with exercise prices ranging from $5.50 to $15.26 per share, to employees, directors and consultants pursuant to our 2011 Plan. Between January 1, 2012 and May 31, 2015, we issued an aggregate of 520,935 shares of common stock upon the exercise of options for aggregate consideration of $1.12 million.

        Between January 1, 2012 and May 31, 2015, we granted 81,250 shares of common stock to employees, directors and consultants pursuant to our 2011 Plan in consideration of services rendered to us.

        The stock options, the shares of common stock issuable upon the exercise of such options and the shares of our common stock as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or pursuant to Section 4(a)(2) under the Securities Act, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(c)
Warrant grants

        Between January 1, 2012 and March 23, 2014, we issued warrants to purchase an aggregate of 512,742 shares of Series E-1 preferred stock at a price of $8.00 per share to certain non-U.S. persons (as that term is defined in Regulation S of the Securities Act).

        Between January 1, 2012 and March 23, 2014, we issued warrants to purchase an aggregate of 403,936 shares of Series E-2 preferred stock at a price of $8.00 per share to certain non-U.S. persons (as that term is defined in Regulation S of the Securities Act).

        On January 30, 2012, we issued a warrant to purchase an aggregate of 4,166 shares of Series D preferred stock at a price of $6.00 per share to a non-U.S. person (as that term is defined in Regulation S of the Securities Act). The securities described in this section (c) of Item 15 were issued in reliance upon the exemption from the registration requirements of Regulation S promulgated under the Securities Act or the Securities Act, as set forth in Section 4(a)(2) under the Securities Act promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

        All of the securities described in paragraphs (a), (b) and (c) of this Item 15 are deemed restricted securities for purposes of the Securities Act. All of the certificates representing such securities included appropriate legends setting forth that the securities have not been registered and the applicable restrictions on transfer.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        The exhibits to the registration statement are listed in the Exhibit Index attached hereto and incorporated by reference herein.

ITEM 17.    UNDERTAKINGS.

          (a)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c)   The undersigned registrant hereby undertakes that:

    •
    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    •
    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)   For purposes of determining liability of the undersigned registrant to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (1)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (2)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (3)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (4)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, Commonwealth of Massachusetts, on the 29th day of June, 2015.

CONFORMIS, INC.
By:	/s/ PHILIPP LANG
Philipp Lang, M.D. President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act, this Amendment No. 4 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PHILIPP LANG Philipp Lang, M.D.	President and Chief Executive Officer (Principal Executive Officer) and Director	June 29, 2015
/s/ PAUL WEINER Paul Weiner	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29, 2015
* Kenneth Fallon III	Chairman of the Board of Directors	June 29, 2015
* Bradley Langdale	Director	June 29, 2015
* Colm Lanigan	Director	June 29, 2015
* Richard Meelia	Director	June 29, 2015
* Michael Milligan	Director	June 29, 2015
* Frank Mühlenbeck, Ph.D.	Director	June 29, 2015
* Aditya Puri	Director	June 29, 2015
* Laurent Souviron	Director	June 29, 2015

*By:	/s/ PHILIPP LANG Philipp Lang, M.D. Attorney-in-Fact

 EXHIBIT INDEX

Exhibit number		Description
1.1	*	Underwriting Agreement
3.1	*	Amended and Restated Certificate of Incorporation of the Registrant, as amended
3.2	*	Form of Restated Certificate of Incorporation of the Registrant to be effective upon the closing of this offering
3.3	*	Bylaws of the Registrant
3.4	*	Form of Amended and Restated Bylaws of the Registrant to be effective upon the closing of this offering
4.1	*	Specimen certificate evidencing shares of common stock
5.1	*	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP
10.1		Amended and Restated Information and Registration Rights Agreement, dated as of June 29, 2015, among the Registrant and the other parties thereto
10.2	*	2004 Stock Option Plan
10.3	*	Form of Incentive Stock Option Agreement under 2004 Stock Option Plan
10.4	*	Form of Nonqualified Stock Option Agreement under 2004 Stock Option Plan
10.5	*	Form of Stock Purchase Agreement for Incentive Stock Option Agreement under 2004 Stock Option Plan
10.6	*	Form of Stock Purchase Agreement for Nonqualified Stock Option Agreement under 2004 Stock Option Plan
10.7	*	2011 Stock Option/Stock Issuance Plan
10.8	*	Form of Notice of Grant of Incentive Stock Option under 2011 Stock Option/Stock Issuance Plan
10.9	*	Form of Notice of Grant of Nonstatutory Stock Option under 2011 Stock Option/Stock Issuance Plan
10.10	*	Form of Stock Purchase Agreement under 2011 Stock Option/Stock Issuance Plan
10.11	*	2015 Stock Incentive Plan
10.12	*	Form of Incentive Stock Option Agreement under 2015 Stock Incentive Plan
10.13	*	Form of Nonstatutory Stock Option Agreement under 2015 Stock Incentive Plan
10.14	*	First Amended and Restated Employment Agreement, dated as of January 14, 2015, between the Registrant and Philipp Lang, as amended by Amendment No. 1 to First Amended and Restated Employment Agreement, dated as of May 29, 2015 between the Registrant and Philipp Lang
10.15	*	Amended and Restated Employment Agreement, dated as of May 21, 2015, between the Registrant and Paul Weiner, together with the Employee Confidential Information, Inventions and Non-Competition Agreement, dated as of May 21, 2015, between the Registrant and Paul Weiner
10.16	*	Amended and Restated Employment Agreement, dated as of May 21, 2015, between the Registrant and Daniel Steines, together with the Amended and Restated Employee Confidential Information, Inventions and Non-Competition Agreement, dated as of June 10, 2015, between the Registrant and Daniel Steines
10.17	*	Amended and Restated Employment Agreement, dated as of May 21, 2015, between the Registrant and David Cerveny, together with the Employee Confidential Information, Inventions and Non-Competition Agreement, dated as of May 21, 2015, between the Registrant and David Cerveny
10.18	*	Amended and Restated Revenue Sharing Agreement, dated as of September 2, 2011, between the Registrant and Philipp Lang
10.19	*	Amended and Restated Employee Confidential Information, Inventions and Non-Competition Agreement, effective as of January 14, 2015, between the Registrant and Philipp Lang

Exhibit number		Description
10.20	*	Form of Director and Officer Indemnification Agreement
10.21	*	Loan and Security Agreement, dated as of November 7, 2014, among the Registrant, Silicon Valley Bank, and the other parties thereto, as amended by First Amendment to Loan and Security Agreement, dated as of March 4, 2015, among the Registrant, Silicon Valley Bank and the other parties thereto.
10.22	*	Loan Agreement, dated as of June 29, 2011, between the Registrant and Massachusetts Development Finance Agency
10.23	*	Lease Agreement, dated as of August 20, 2014, between the Registrant and Wakefield Investments, Inc.
10.24	*	Sublease, dated as of May 30, 2012, between the Registrant and Reveal Imaging Technologies, Inc.
10.25	*	Lease Agreement, dated as of August 26, 2010, between the Registrant and N.W. Middlesex 36 Trust, as amended by Termination Agreement, dated as of May 13, 2014 between the Registrant and N.W. Middlesex 36 Trust
10.26	*	License Agreement, effective as of April 10, 2007, between the Registrant and Vertegen, Inc., as amended by First Amendment to License Agreement, dated as of May 20, 2015, between the Registrant and Vertegen, Inc.
10.27	*	Amended and Restated Employment Agreement, dated as of May 21, 2015, between the Registrant and Robert Law III, together with the Employee Confidential Information, Inventions and Non-Competition Agreement, dated as of May 21, 2015, between the Registrant and Robert Law III
10.28	*	Amended and Restated Employment Agreement, dated as of May 21, 2015, between the Registrant and Matthew Scott, together with the Employee Confidential Information, Inventions and Non-Competition Agreement, dated as of May 21, 2015, between the Registrant and Matthew Scott
10.29	*	Sponsor Designee Recommendation Agreement, dated as of May 21, 2015, between the Registrant and Procific
10.30	*	Letter Agreement, dated as of July 16, 2013, between the Registrant and Stanhope Investments
10.31	*	2015 Annual Cash Bonus and Equity Grant Plan
10.32	*†	License Agreement, dated as of April 13, 2015, between the Registrant and MicroPort Orthopedics Inc.
10.33	*	License Agreement, dated as of April 13, 2015, between the Registrant and each of Wright Medical Group, Inc. and Wright Medical Technology, Inc.
10.34	*	Form of Restricted Stock Agreement under 2015 Stock Incentive Plan
21.1	*	Subsidiaries of the Registrant
23.1	*	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on signature page)
24.2	*	Power of Attorney for Richard Meelia

*
Previously filed.

†
Confidential treatment requested as to certain portions, which portions have been omitted and filed separately with the Securities and Exchange Commission.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX